Exhibit 99.1


                        [Steven Madden, Ltd. Letterhead]




November 23, 2004

Barington Capital Group
888 Seventh Avenue
New York, New York  10019

Attention:  Mr. James A. Mitarotonda

Dear Sir:

         We are in receipt of your letter dated November 16, 2004.

         We believe the issues are clear: we need to address our concern that your Schedule 13D is materially false and misleading as well as our concern about your conduct as reflected in the public record. Moreover, you have publicly denied that you asked one of the Company's directors to have the Company repurchase shares owned by Barington.

         At the same time you have refused to permit our inquiry into these issues, including particularly issues pertaining to your conduct. Our inquiry consisted specifically of asking you to provide pertinent documents and to permit the Company's counsel to interview you. In summary, we have a threshold credibility issue which prevents any interaction the Board might otherwise consider.

         We invite you to resolve these credibility issues by accepting our Audit Committee's invitation to present information and respond to its questions. If you have the courage of your professed convictions and if you have nothing to conceal, you should be willing to take advantage of this opportunity to remove the uncertainty surrounding you and your involvement in Steven Madden, Ltd.

         I am going to defer responding to the other aspects of your letter concerning, among other things, the so-called "constructive measures" that you claim to espouse until the issues surrounding your credibility and conduct are resolved. We are hopeful that you will reconsider your unwillingness to cooperate with the Company's investigation of these matters.

                                                  Very truly yours,


                                                  /s/ JAMIESON A. KARSON


                                                  Jamieson A. Karson
                                                  Chairman and CEO